FOR IMMEDIATE RELEASE

David L. Sokol,
President and Chief Executive Officer                     (402) 330-8900

John G. Sylvia,
Vice President and Chief Financial Officer                (402) 330-8900

David W. Cox,
Vice President                                            (402) 330-8900


                       CALIFORNIA ENERGY ANNOUNCES CLOSING OF
                            10 1/4% SENIOR DISCOUNT NOTES

      OMAHA, NEBRASKA, March 28, 1994 -- California Energy Company, Inc. (NYSE, PSE and LSE symbol: CE) announced today the closing of its offering of Senior Discount Notes on March 24, 1994. The Senior Discount Notes, which accrete to an aggregate principal amount of $529,640,000 at maturity, provide gross proceeds to the Company of $390,000,017, are redeemable after five years at the option of the Company for a premium declining to par in 2002, bear an interest rate of 10 1/4% and mature on January 15, 2004.


      The Company intends to use the net proceeds from the Note offering (i) to fund equity investments in, and the construction costs of, geothermal power projects presently planned in the Philippines and Indonesia, (ii) to fund equity investments in, and loans to, other potential international and domestic private power projects and related facilities, (iii) for corporate or project acquisitions permitted under the proposed Indenture and
(iv) for other general corporate purposes. The Company would intend that, as project loans are repaid, the Company may use the proceeds again for any of such uses.

      The Company offered the Senior Discount Notes through an underwriting group managed by Lehman Brothers Inc., Salomon
Brothers Inc., Donaldson, Lufkin & Jenrette Securities
Corporation and Bear, Stearns & Co., Inc.

      This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

      California Energy Company is an international developer, owner and operator of geothermal and other environmentally responsible power generation facilities.